      As filed with the Securities and Exchange Commission on May 23, 1997

                                                      Registration No. 333-18575

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                           __________________________

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                       CHILDREN'S BROADCASTING CORPORATION

             (Exact name of registrant as specified in its charter)

    MINNESOTA                         5961                     41-1663712
 (State or other                (Primary Standard           (I.R.S. Employer
 Jurisdiction of                   Industrial            Identification Number)
 Incorporation or              Classification Code
 Organization)                       Number)

                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA  55401
                                 (612) 338-3300
             (Address and telephone number, including area code, of
                    registrant's principal executive offices)

           JAMES G. GILBERTSON, CHIEF OPERATING OFFICER AND TREASURER
                       CHILDREN'S BROADCASTING CORPORATION
                             724 FIRST STREET NORTH
                          MINNEAPOLIS, MINNESOTA  55401
                                 (612) 338-3300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

          AVRON L. GORDON, ESQ.                   LANCE W. RILEY, ESQ.
         BRETT D. ANDERSON, ESQ.           CHILDREN'S BROADCASTING CORPORATION
         BRIGGS AND MORGAN, P.A.                 724 FIRST STREET NORTH
             2400 IDS CENTER                  MINNEAPOLIS, MINNESOTA  55401
      MINNEAPOLIS, MINNESOTA 55402                   (612) 330-9521
             (612) 334-8400
                                 _______________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                 _______________
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                                ________________

     The shares of Common Stock and Promissory Notes registered hereby may be offered for resale by persons who receive such shares or such notes from the Registrant in acquisitions or upon issuance of warrants, options, and other similar securities issued by the Registrant in acquisitions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 23, 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

--------------------------------------------------------------------------------
                       CHILDREN'S BROADCASTING CORPORATION
                          5,000,000 SHARES COMMON STOCK
                           $5,000,000 PROMISSORY NOTES
--------------------------------------------------------------------------------

     This Prospectus relates to 5,000,000 shares of Common Stock (the "Shares"), par value $.02 per share (the "Common Stock"), of Children's Broadcasting Corporation (the "Company") and $5,000,000 of Promissory Notes of the Company (the "Debt Securities") that may be offered for sale and issued by the Company from time to time, together or separately, in connection with future acquisitions of the assets or securities of other businesses or properties in amounts, at prices and on terms to be determined at the time of offering. The Shares and the Debt Securities are collectively referred to herein as the "Securities." No period of time has been fixed within which the Securities may be offered or sold. See "Prospectus Summary -- Purpose of Offering." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AAHS." On May 22, 1997, the average of the high and low prices of the Common Stock on the Nasdaq National Market System was $3.6875 per share. Current market quotations are listed in THE WALL STREET JOURNAL and many other newspapers of general circulation.

     It is contemplated that the terms of acquisitions will be determined by direct negotiations between the Company and the owners of the businesses or properties to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the businesses or properties to be acquired, the market value of the Company's securities and other relevant factors. The specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement or Post-Effective Amendment, including, where applicable, (i) in the case of Shares, the number of Shares and the terms of offering thereof and (ii) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, any interest rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and any other terms in connection with the offering and sale of the Debt Securities, as well as the initial public offering price. The Company's management anticipates that the terms of acquisitions involving the issuance of Securities will be determined by direct negotiations with the owners or controlling persons of the businesses being acquired and that any Shares issued in the acquisitions will be valued at prices reasonably related to quoted market prices for the Common Stock reported as of one or more times during the period beginning on the date the terms of the acquisitions are agreed upon and ending on the date the Shares are issued and delivered. No underwriting discounts or commissions will be paid, although finders' fees may be paid from time to time in connection with certain acquisitions. Any person receiving finders' fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus may not be used in connection with public reoffers and resales by persons who will receive Securities covered by this Prospectus and who may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act prior to the amendment or supplementation of this Prospectus, if required, to name such persons as selling shareholders and to provide other information. Otherwise, any person deemed to be an underwriter may publicly resell or reoffer such Securities only: (i) by means of a separate Registration Statement filed with the Securities and Exchange Commission (the "Commission"), (ii) pursuant to an exemption from registration under the Securities Act, or (iii) pursuant to Rule 145(d) promulgated by the Commission under the Securities Act, which Rule sets forth the conditions under which such a person will not be deemed to be an underwriter of such public resales or reoffers. Any profits realized by persons who may be deemed to be underwriters may be deemed to be underwriting compensation.

     The Company is subject to a variety of federal and state communications statutes, regulations and guidelines, many of which materially affect or have the potential to materially affect the Company's business and financial condition, including but not limited to restricting its ability to engage in certain acquisitions of the assets or securities of other broadcasting businesses. See "Risk Factors -- FCC Regulation."

     THE SECURITIES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                                ________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ________________

               THE DATE OF THIS PROSPECTUS IS ____________, 1997.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED SUCH DOCUMENTS (EXCLUDING CERTAIN EXHIBITS) UPON REQUEST DIRECTED TO THE CHIEF FINANCIAL OFFICER, CHILDREN'S BROADCASTING CORPORATION, 724 FIRST STREET NORTH, MINNEAPOLIS, MINNESOTA 55401, TELEPHONE (612) 338-3300. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE RECEIVED BY THE COMPANY AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE BY WHICH THE FINAL INVESTMENT DECISION IS TO BE MADE.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, the Company's Common Stock is quoted on the NASDAQ National Market System. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company (File No. 0-21534) with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed on March 31, 1997.
     (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, filed on May 14, 1997.
     (c) The Company's Current Report on Form 8-K/A filed on January 31, 1997, relating to acquisition of the assets of Radio Station WCAR-AM.
     (d) The Company's Current Report on Form 8-K/A filed on January 31, 1997, relating to acquisition of Radio Elizabeth, Inc.
     (e) The Company's Current Report on Form 8-K filed on February 3, 1997, relating to the Company acquiring an AM radio broadcast license and certain other broadcasting equipment in the Chicago metropolitan area.
     (f) The Company's Definitive Schedule 14A (Proxy Statement) filed on April 30, 1997, relating to the Company's Annual Meeting of Shareholders scheduled for July 16, 1997.

     This Prospectus is accompanied by a copy of the Registrant's latest Form 10-KSB and a copy of the Registrant's latest Form 10-QSB. Further, the Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the other foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company at 724 First Street North, Minneapolis, Minnesota 55401, Attention: Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer of the Company at (612) 338-3300.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

     THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS," AS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "LITIGATION REFORM ACT"), THAT INVOLVE RISKS AND UNCERTAINTIES. PURCHASERS OF THE SECURITIES ARE CAUTIONED THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                   THE COMPANY

     Children's Broadcasting Corporation is a full-time national broadcaster of children's radio programming in the United States. The Company develops, produces and distributes programming that is entertaining and informative, and directed to the interests and radio listening patterns of pre-teenage children and their families. The Company's Aahs World Radio-SM-* format provides 24-hour programming featuring music, stories, call-in segments, quizzes and current events features. The programming varies by time of day in order to attract that component of its prospective audience most likely to be listening. The programming originates at the Company's flagship station, WWTC-AM in Minneapolis, Minnesota, and is distributed via satellite to a network of radio stations around the country.

     Since the inception of the Company, the primary sources of the Company's revenue have been from the sale of local advertising and air time and network revenue. A substantial portion of the Company's local advertising revenue is derived from Company-owned stations not broadcasting the Aahs World Radio-SM-format. These stations, which broadcast primarily family-oriented programming in the Houston, Kansas City, Milwaukee and Minneapolis markets, were acquired by the Company in 1994. See "Risk Factors -- Development of National Radio Network."

     The Company's growth strategy includes the acquisition of AM radio broadcast licenses ("RBLs") in the top 15 markets, thereby securing the network's presence and continuity in those key markets. Pursuant to that strategy, the Company has acquired RBLs which serve the New York City, Los Angeles, Chicago, Philadelphia, Detroit and Dallas/Fort Worth markets. During the year ended December 31, 1996, the Company acquired RBLs covering the New York City, Philadelphia and Detroit markets. With the January 1997 acquisition of the RBL and certain other assets of radio station WAUR-AM in the Chicago market, the Company distributes its programming to markets representing approximately 40% of the U.S. population and has a presence in the top four markets and seven of the top ten markets in the U.S.

     The Company has engaged investment bankers to explore strategic alternatives to enhance shareholder value. Such investment bankers have had and continue to hold discussions with various potential strategic partners with a view toward entering into a joint venture, sale or merger. There can be no assurance that the Company will be successful in completing any transaction with a prospective strategic partner.

     The Company was incorporated under the Minnesota Business Corporation Act on February 7, 1990. All references to the Company herein include its subsidiaries, unless otherwise noted. The Company's executive office is located at 724 First Street North, Minneapolis, Minnesota 55401, and its telephone number is (612) 338-3300. Its World Wide Web site is www.netradioaahs.net.


----------------------------
     * Children's Broadcasting Corporation has applied for a servicemark for Aahs World Radio-SM-.

                               BROADCAST STRATEGY

     The Company seeks to attract listeners and advertisers to the Aahs World Radio-SM- programming format by continually refining its content and expanding the distribution network. Elements of this strategy include (i) attracting a loyal listenership by maintaining high quality, distinctive programming directed to its target audience, (ii) reinforcing this loyalty by creating a brand identity through the creation of characters which are integrated into its programming, (iii) delivering this listenership base to national advertisers by expanding its radio network to obtain U.S. population coverage, and (iv) making opportunistic acquisitions of RBLs in key markets.

     The Company derives its revenue primarily from the sale of local and network time to advertisers. The Company believes that as its coverage of the U.S. continues to expand, it will be able to sell national advertising time in greater quantities and at significantly higher rates with no significant additional operating costs. To a large extent, the Company is already incurring the production, operating and administrative costs necessary to broadcast the network to the entire U.S. Incremental costs as the network continues to expand are expected to be minimal, excluding the costs of any station acquisitions or local marketing agreements ("LMAs") which the Company may complete or into which the Company might enter.

     Aahs World Radio-SM- is a music-driven format which was developed and is produced for pre-teens. In addition to this primary target market, the format has also been strategically designed to appeal to parents and care givers. This is accomplished through a blend of music, stories, call-in segments, interactive quiz features, interviews and current events. Approximately two-thirds of Aahs World Radio-SM- programming consists of pop-oriented music which is selected for children on the basis of lyric content, entertainment and/or educational value. Each selection is classified in one of several music categories and entered into the Company's program management system to ensure that it airs under designated conditions and only at designated times. Research conducted by the Company, including focus groups and analysis of listener feedback, has shown that having music as the core element of its programming is the best way to attract and retain its target audience. The Company develops and continually conducts focus groups and written and telephonic surveys in order to enhance its understanding of its target audience and ensure that its programming is meeting the demands of both kids and their parents. Management believes that non-musical programming is appealing as well and contributes to the "personality" of the format and to its differentiation from competing formats.

     Prior to the Company's development of the Aahs World Radio-SM- format, there were not any full-time radio formats which targeted the pre-teen market. It is estimated that over $1.0 billion in advertising dollars is directed toward children annually, yet only a small percentage of these advertising dollars are currently spent on radio. The Company believes that advertisers trying to reach children have not utilized radio due to the lack of children's programming on the radio. By providing quality programming which is appealing to both pre-teens and their parents and by pursuing vigorous sales and marketing efforts, the Company believes it will be able to attract an increasing portion of the annual advertising dollars aimed at this previously underserved market segment.

     The Company believes that developing a well-recognized brand identity will enhance its network's visibility and create opportunities for the Company to expand beyond the scope of its broadcast operations. The Company has created characters within its programming, including AAHSIE-TM-, the Company's animated mascot, which it has integrated into is merchandising and Internet enterprise. The Company has developed and intends to continue to develop strategic relationships to assist it in its brand development efforts, and to allow the Company to exploit business opportunities without detracting from management's focus upon the Company's core business. Pursuant to this strategy, the Company has entered into agreements with NetRadio Network, Inc. ("NetRadio") and Precision Tapes, Inc. which expand the Company's interactive Internet presence and give Aahs World Radio-SM- programming Internet distribution worldwide. The Company distributes the full 24-hour Aahs World Radio-SM- format over the Internet pursuant to an agreement with NetRadio.

     In November 1995, the Company entered into a joint operations agreement (the "Operations Agreement") with ABC Radio Networks, Inc. ("ABC") pursuant to which ABC's affiliate development and national advertising sales staffs would augment the Company's efforts to market its children's radio format to broadcasters and advertisers. On July 25, 1996, ABC notified the Company that ABC would terminate such agreement effective October 24, 1996. Following the termination by ABC of the Operations Agreement, the Company filed a lawsuit in the United States District Court for the District of Minnesota against The Walt Disney Company ("Disney") and ABC for injunctive relief and to recover damages for their alleged attempts to misappropriate the Company's confidential information and trade secrets acquired through their strategic relationship with the Company in order to unfairly compete with the Company in the children's radio market. On November 18, 1996, ABC and Disney commenced broadcast of "Radio Disney," a competing format directed toward children age 12 and under in four markets across the country. See "Risk Factors -- ABC/Disney Litigation" and " -- Competition."

                               FOOTHILL FINANCING

     The Company entered into an agreement (the "Credit Agreement") with Foothill Capital Corporation ("Foothill") to address the Company's working capital requirements through the creation of three credit facilities (the "Facilities") on November 25, 1996. The Credit Agreement provides the Company with working capital through (a) a $11,500,000 senior secured term loan (the "Term Loan") collateralized by the assets of the Company, payable over four years, (b) a $1,000,000 senior secured reducing/revolving line of credit (the "Revolving Loan") secured by the Company's accounts receivable, and (c) a $4,000,000 acquisition facility (the "Acquisition Loan") secured by future assets acquired by the Company. The Facilities mature on November 26, 2000. The Company's indebtedness under the Facilities is secured by a first priority lien on substantially all the assets of the Company and its subsidiaries, by a pledge of its subsidiaries' stock and by a guaranty of its subsidiaries. Additionally, the Company granted Foothill a warrant to purchase 50,000 shares of the Company's Common Stock. The Company was required to pay various service and commitment fees as are standard within the industry.

     Funds available from the Term Loan have been and may in the future be used for working capital needs and acquisitions, including the purchase of the RBL and certain other assets of WAUR-AM in the Chicago market. The Revolving Loan may be used for working capital needs and for acquisitions. Advances are not to exceed 80% of eligible accounts receivable less certain reserves. The Term Loan is to be repaid monthly in 42 installments of principal in the amount of 1/54 of the Term Loan amount beginning in month seven of the Credit Agreement. The Acquisition Loan is to be repaid monthly based upon a five-year amortization schedule, commencing on the first month following funding. Interest rates under the Facilities are payable at the prime rate plus 2.75%. The Credit Agreement contains a number of restrictive covenants which, among other things, require the Company to maintain specified financial ratios and impose certain limitations on the Company with respect to the amount of funding available for each acquisition under the Acquisition Loan. As of March 31, 1997 and December 31, 1996, the Company was in violation of certain of these restrictive covenants. Foothill has waived its rights pursuant to these violations.

     As of May 14, 1997, approximately $11,746,000 was borrowed pursuant to the Credit Agreement. These proceeds have been used as follows: $1,700,000 in connection with the acquisition of an RBL in the Chicago market, $2,900,000 to retire preferred stock, $1,000,000 to retire debt, $720,000 for capital expenditures, $400,000 related to loan costs, $860,000 to repay miscellaneous interest and principal, and approximately $4,166,000 for working capital and cash reserves.

                               PURPOSE OF OFFERING

     The 5,000,000 shares of Common Stock, par value $.02 per share, of the Company and the $5,000,000 of Promissory Notes of the Company covered by this Prospectus may be offered and issued in connection with future acquisitions of other businesses or properties, including, but not limited to, RBLs. The Company reasonably expects that it will offer and sell the Securities covered by this Prospectus within two years from the initial effective date of the Registration Statement of which this Prospectus is a part. The consideration offered by the Company in such acquisitions, in addition to the Securities offered by this Prospectus, may include cash, debt or other securities, guarantees or assumptions by the Company of liabilities of the business being acquired, or a combination thereof. In connection with acquisitions, the Company may enter into contracts that provide for future payments and non-competition agreements with former owners and key executive personnel of companies to be acquired. The Company has not received and does not expect to receive any cash proceeds (other than working capital of acquired companies) in connection with any such issuances.

     It is contemplated that the terms of acquisitions will be determined by direct negotiations between the Company and the owners of the businesses or properties to be acquired, with the Company taking into account the quality of management, the past and potential earning power and growth of the businesses or properties to be acquired, the market value of the Company's securities and other relevant factors. It is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the Shares. The number of Securities issued or delivered in connection with such acquisitions will also be negotiated by the parties.

     It is not expected that underwriting discounts or commissions will be paid by the Company except that finder's fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

                                 USE OF PROCEEDS

     This Prospectus relates to Securities that the Company may issue from time to time in connection with proposed acquisitions by the Company or one or more of its subsidiaries. The Company will receive no proceeds from this Offering other than the value of the assets and securities acquired by the Company in the proposed acquisitions.

                                  RISK FACTORS


     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

     WHEN USED BELOW AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE WORDS "BELIEVES," "ANTICIPATES" AND "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD-LOOKING STATEMENTS" AS DEFINED IN THE LITIGATION REFORM ACT. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. POTENTIAL PURCHASERS OF THE SECURITIES ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

     ACQUISITIONS. One of the Company's strategies used to expand its national network of radio stations broadcasting Aahs World Radio-SM- is to acquire RBLs in key markets. To date, the Company has acquired 13 RBLs, 12 of which are currently owned and operated. The Company has acquired RBLs through the acquisition of securities or assets of radio stations and intends to continue to acquire RBLs in the future. Unless the acquisition is of an existing affiliate, the Company will generally convert an acquired RBL to the Aahs World Radio-SM-format. Although the Company believes it has identified a number of potential acquisitions, there can be no assurance that the Company will be successful in acquiring additional RBLs. The Company expects to face competition in acquiring additional RBLs as it seeks to build its national radio network. In the event the Company is unable to continue to acquire RBLs, the Company may not achieve market penetration levels required by major advertisers and the Company's ability to attract national advertising and maximize the rates charged for advertising and air time could be materially adversely affected. See "-- Development of National Radio Network."

     COMPANY DEVELOPMENT; HISTORY OF OPERATING LOSSES. Since inception, the Company has experienced substantial net losses as a result of its efforts to develop its national radio network. The Company is continuing to develop its radio network and is generally subject to the risks attendant to a new or emerging business venture. The Company has incurred net losses since its inception in 1990 and has not generated positive cash flow sufficient to fund its ongoing operations. For the two years ended December 31, 1995 and 1996, and the three months ended March 31, 1997, the Company incurred net losses of $6,108,000, $9,868,000 and $2,780,000 respectively. The Company has not generated positive cash flow from operations and has had frequent working capital shortages. The Company expects to continue to incur operating losses throughout 1997 and that it will continue to experience negative cash flow from operations. Working capital requirements have been met by short-term borrowings from investors, including affiliates of the Company, and from the proceeds of public offerings of the Company's Common Stock, and through the use of the Facilities. The Company continues to seek additional sources of financing for its working capital needs and for acquisitions. If the Company should be unable to obtain working capital when required, its operations and prospects would be materially and adversely affected. In connection with their audit reports on the Company's financial statements as of and for the years ended December 31, 1995 and 1996, Ernst & Young LLP and BDO Seidman, LLP, the Company's independent auditors as of such dates, expressed substantial doubt about the Company's ability to continue as a going concern because of recurring losses and negative cash flow from operations. As of March 31, 1997, the Company had an accumulated deficit of $29,084,000 and had used approximately $19,979,000 of cash to fund its losses. See "Prospectus Summary -- Recent Financing."

     The Company raised a total of $12,500,000 of capital through the Credit Agreement with Foothill in November 1996. Additionally, as a part of the Credit Agreement the Company may borrow an additional $4,000,000 to acquire future assets. The Company believes the Credit Agreement will meet the working capital needs of the Company and provide adequate resources for acquisitions until the fall of 1997. Beyond the fall of 1997, the Company's ability to obtain funding to meet its future capital requirements will depend upon a number of factors including, but not limited to, (i) the ability of the Company to generate cash flow from operations, (ii) the acceptance of the Company's children's radio format, (iii) the relative profitability of the format on a local and national basis and (iv) the general availability of debt and equity financing to the Company. The Company continues to seek additional sources for its working capital and long-term capital requirements, including debt and equity financing and strategic partnership activities.

     SUBSTANTIAL LEVERAGE; ADDITIONAL FINANCING REQUIREMENTS. As of March 31, 1997, the Company's consolidated indebtedness approximated 51% of the sum of its shareholders' equity and consolidated indebtedness, assuming full funding under the Facilities, which occurred on April 23, 1997. Based on current interest rates, the debt service obligations associated with the Credit Agreement necessitate payments of principal and interest of approximately $3,000,000 in 1997. Further, substantially all assets of the Company serve to secure this loan. This degree of leverage increases the Company's vulnerability to adverse general economic and broadcasting industry conditions and to increased competitive pressures, including pressure from better capitalized competitors. Issuance of additional debt, including the Debt Securities, would increase this degree of leverage and the Company's vulnerability to such market conditions.
In the event that the Company should default on its obligations under the Credit Agreement, all or substantially all of its assets would be at risk. There can be no assurance that the Company will be able to repay or refinance such indebtedness when due, or that the Company would be able to sell all or any portion of its assets or raise additional capital to make required payments on maturing indebtedness. Furthermore, the Company was in violation of certain covenants contained in the Credit Agreement as of March 31, 1997 and December 31, 1996. An inability to make payments when due or to comply with covenants and restrictions associated with such indebtedness could give Foothill the right to foreclose on properties securing payment obligations, which would have a material adverse effect upon the Company. Foothill has waived its rights pursuant to the aforementioned covenant violations. Part of the Company's strategy for development and expansion of its network includes acquiring RBLs and/or operating radio properties in key U.S. markets. It is the Company's desire to purchase RBLs in each of the top 15 markets; however, there can be no assurance that the Company will be able to complete suitable acquisitions on terms favorable or acceptable to the Company. In the event the Company purchases additional RBLs, the limitations on the Credit Agreement may require the Company to seek additional financing for acquisitions and to fund future operations. There can be no assurance that such additional financing will be available to the Company when required, or if available, that it would be on terms acceptable or favorable to the Company. Additional financing could require the sale of equity securities, which could result in significant dilution to the Company's shareholders.

     DEVELOPMENT OF NATIONAL RADIO NETWORK. Since late 1992, the Company has been developing a network of affiliated and owned or operated radio stations to carry its satellite-transmitted programming to domestic radio markets. The Company's affiliation agreements have terms varying from one to three years. There can be no assurance that the Company will be able to retain existing affiliates or attract additional affiliates. Since the inception of the network, the Company has gained and lost affiliates. As of May 14, 1997, the Company had 30 affiliates. In cases where the Company deems it appropriate, it intends to seek affiliates by entering into affiliation agreements or LMAs, through which third-party owned stations broker broadcast time to the Company, or by acquiring stations in key markets. In addition, the Company could encounter substantial delays, expenses or other unforeseen difficulties in completing the establishment of its network in the major markets. The Company also risks the potential loss of strategic alliances which it has developed in connection with its strategy to develop the Company's brand, to assist in growth of the Company's network, and to pursue related business opportunities. Furthermore, the signal of the Company's affiliates and of its owned and operated stations may not cover households in certain portions of the markets in which such stations broadcast. In addition, the Company's management has limited experience in the development or operation of a national radio network.

     The success and viability of the Company's network will depend upon its ability to generate substantial revenue from network advertisers. For the year ended December 31, 1996, and the quarter ended March 31, 1997, the Company's network generated revenue totaling $1,594,000 and $206,000, respectively. Since the inception of the Company, the primary sources of the Company's revenue have been from the sale of local advertising and air time and network revenue. A substantial portion of the Company's local advertising revenue is derived from Company-owned stations not broadcasting the Aahs World Radio-SM- format. For the years ended December 31, 1995 and 1996, and the quarter ended March 31, 1997, approximately 42%, 38% and 40%, respectively, of the Company's revenue was derived from its radio stations which do not carry the Aahs World Radio-SM- format: KTEK-AM, Houston, Texas, KCNW-AM, Kansas City, Kansas, WZER-AM, Milwaukee, Wisconsin and KYCR-AM, Minneapolis, Minnesota. For the years ended December 31, 1995 and 1996, and the quarter ended March 31, 1997, the Company derived approximately 13%, 12% and 14%, respectively, of its revenue from KTEK-AM; approximately 9%, 9% and 8%, respectively, of its revenue from KCNW-AM; approximately 11%, 8% and 8%, respectively, of its revenue from WZER-AM; and approximately 9%, 9% and 10%, respectively, of its revenue from KYCR-AM. If the Company converts any of these stations to the Aahs World Radio-SM- format, its revenue may be negatively affected until a new advertising base is developed for the Aahs World Radio-SM- format in those markets. No assurance can be given that the Company will be able to acquire additional stations in major markets or to increase the number of network affiliates to a level which would enable it to increase network advertising, even if desired additional acquisitions are made or affiliate relationships are created, or that the Company will be able to generate sufficient advertising revenue to operate profitably in the future.

     One of the Company's primary methods of expansion has been to acquire RBLs through the acquisition of assets of broadcasters in such major markets as New York City, Los Angeles, Chicago, Philadelphia, Detroit and Dallas/Fort Worth. The Company's expansion strategy is to acquire additional RBLs which would enable it to broadcast in each of the top 15 U.S. markets. Such strategy is designed to achieve market penetration levels required by major advertisers who may be reluctant or unwilling to purchase advertising time until the Company's geographic penetration is extended. The Company believes additional market penetration will improve its ability to maximize the rates charged for advertising and air time.

     ACCEPTANCE OF RADIO FORMAT. The Company produces and distributes a 24-hour children's radio format. There can be no assurance that the Company's programming will gain acceptance by listeners and advertisers. In addition, the Company's primary target audience is not rated by a recognized radio rating service, such as Arbitron. Such ratings are generally used by potential advertisers in making advertising decisions. The Company is working with research companies to attempt to develop such ratings for the pre-teen market. However, there can be no assurance that such ratings can be developed or that the Company will be able to attract additional national advertisers.

     RISKS RELATED TO ACQUISITION OF RADIO ELIZABETH. On June 4, 1996, the Company acquired all of the issued and outstanding stock of Radio Elizabeth, Inc. ("REI"), which holds a Federal Communications Commission ("FCC") license for WJDM-AM Radio Station licensed to Elizabeth, New Jersey on the 1530 kHz frequency. REI, in addition to its license for operation on 1530 kHz, presently has issued to it a special temporary authorization ("STA") for operation on 1660 kHz at 10 kw power, which provides coverage of a significant portion of the New York City market. WJDM has been broadcasting the Company's Aahs World Radio-SM-programming in the nation's largest city radio market since February 1, 1996,
over its 1660 kHz frequency.   The STA frequency is located in a portion of the
spectrum referred to as the expanded band ("Expanded Band") recently allocated by the FCC and assigned to certain AM broadcasters in order to implement Congressional policy. REI and other Expanded Band licensees are expected to be allowed to operate on both their original frequencies and the Expanded Band frequencies for a period of five years, after which time the licensee must elect which frequency on which it will continue broadcasting. Most radio receivers produced prior to 1990 cannot receive Expanded Band frequencies. There can be no assurance that REI will ever receive a permanent license to an Expanded Band frequency, and failure to obtain such a license would leave the Company broadcasting from only the existing licensed frequency, which at 1 kw power does not cover the New York City market, thereby resulting in a substantial diminution of the value of the Company's investment in REI.

     ABC/DISNEY LITIGATION. In November 1995, the Company entered into an Operations Agreement with ABC pursuant to which ABC's affiliate development and national advertising sales staffs would augment the Company's efforts to market its children's radio format to broadcasters and advertisers. On July 25, 1996, ABC notified the Company that ABC would terminate such agreement effective October 24, 1996. Following the termination by ABC of the Operations Agreement, the Company filed a lawsuit in the United States District Court for the District of Minnesota against Disney and ABC for injunctive relief and to recover damages for their alleged attempts to misappropriate the Company's confidential information and trade secrets acquired through their strategic relationship with the Company in order to unfairly compete with the Company in the children's radio market. As a result of the termination by ABC of its Operations Agreement with the Company, the Company has had to rebuild its own affiliate development and national advertising sales staff and is in the process of rebuilding that capability.
The Company has commenced rebuilding of its national sales and affiliate development organizations and has hired eight individuals to staff its national sales and affiliate development departments. The Company expects to have its national sales and affiliate development programs in place during the first half of 1997. The Company is, however, unable to determine the full impact of damages it has sustained as a result of the actions by ABC, which are the basis of the Company's claims in the ABC/Disney litigation. Further, there can be no assurance that the Company will be able to rebuild its national sales and affiliate development organizations or that it will prevail in the ABC/Disney litigation or recover any of the damages sought. Such litigation is costly to the Company and legal fees and costs associated with the litigation have reduced and may continue to reduce the Company's working capital. Further, the Company has issued and may in the future issue securities to finance the litigation which could result in substantial dilution to the Company's existing shareholders. In November 1996, the Company registered 200,000 shares of Common Stock on behalf of its litigation counsel.

     COMPETITION. The Company currently derives the majority of its revenue from the sale of local radio advertising time on its owned and operated stations to advertisers in their respective metropolitan markets and faces substantial competition from other radio and television stations as well as other media in those markets. Factors contributing to the Company's ability to attract local advertisers include the success of a station in attracting listeners and the perceived quality of the Company's programming. There can be no assurance that the Company can successfully compete for listeners and advertising revenues with other radio and television networks and other entertainment organizations. The Company may also experience competition from developing technologies in the radio industry.

     In addition to the Company's current competition for local advertising, the Company also competes for network advertising. On information and belief, Disney has commenced broadcasting of its own children's radio programming in four U.S. markets, thereby entering into direct competition with the Company. Further, other entertainment organizations, including but not limited to radio syndicators and radio stations, many of which have greater resources than the Company, could develop a children's radio format similar to Aahs World Radio-SM-. Although radio stations must be licensed by the FCC, there are no significant impediments to the entry of new competitors into the Company's markets. While the Company continues to seek protection for its original programming, where appropriate, under applicable copyright and trademark laws, the Aahs World Radio-SM- format can be and has been imitated by others seeking to enter the children's radio field.

     VOLATILITY OF MARKET PRICE OF COMMON STOCK. The market price of the Company's Common Stock has been subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or its competitors, conditions in the economy in general or in the radio industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the radio industry. During fiscal year 1996, the market price of the Company's Common Stock ranged from a high of $14.00 on January 31 and February 22, 1996 to a low of $3.25 on November 20, 1996. During the first four months of 1997, the Company's Common Stock has ranged from $6.63 on January 13, 1997 to $3.19 on April 7, 1997. There can be no assurance that purchasers of the Company's Common Stock can sell such stock at or above the prices at which it was purchased.

     IMPACT OF SALE OF SHARES; SHARES ELIGIBLE FOR FUTURE SALE. As of May 14, 1997, the Company had 6,031,501 shares of Common Stock outstanding and had warrants and options outstanding to purchase an additional 2,634,213 shares of Common Stock exercisable at prices ranging from $2.00 to $13.80 per share. Between July 1996 and February 1997, the Company registered 3,234,277 shares of Common Stock for secondary offerings. The sale of such shares, the Common Stock offered pursuant to this Prospectus, and the sale of additional Common Stock which may become eligible for sale in the public market from time to time upon exercise of warrants and stock options could have the effect of depressing the market prices for the Company's Common Stock.

     RELIANCE ON CURRENT MANAGEMENT. The Company is dependent on the management services of its current management team. If the Company were to lose the services of these individuals, its business could be adversely affected. Most of the members of the Company's current senior management team are not subject to employment contracts with the Company. The Company does not maintain insurance on the lives of its key employees.

     POTENTIAL CONFLICTS OF INTEREST. The Company leases certain broadcast and office facilities from its President, Christopher T. Dahl, and another director, Richard W. Perkins, and the WWTC and KYCR radio transmission tower site from Mr. Dahl. The Company also shares with Community Airwaves Corporation ("CAC"), a corporation owned by the Company's President, Christopher T. Dahl, a director, Richard W. Perkins, and a shareholder, Russell Cowles II, certain management services which are provided by another entity, Radio Management Corporation, owned by Messrs. Dahl, Perkins and Cowles. The management services consist of administrative, legal and accounting services. Such arrangements present potential conflicts of interest in connection with the pricing of services provided. In addition, CAC may acquire interests in additional stations. Such ownership could, under current FCC regulations, limit the markets in which the Company could acquire additional RBLs. In addition, the Company has entered into an agreement with CAC whereby the Company is required to obtain the consent of CAC for any acquisition of an FM station or of an AM station located outside the largest 125 U.S. markets.

     FCC REGULATION. Although the RBLs of the stations owned by the Company are already granted, the continuation of any RBL acquired by the Company depends upon its compliance with the laws, rules and regulations of the FCC. The FCC can revoke licenses for serious misconduct, subject to the right to an evidentiary hearing, or it may fail to renew a license or impose monetary fines for breach of its rules. Neither the Company nor CAC has ever been denied any FCC license or renewal, or had a fine imposed by the FCC. In recent years, a number of competing applications and formal and informal objections have been filed with respect to broadcast renewal applications. Even though the vast majority of all license renewal applications are granted, and under the Telecommunication Act of 1996 (the "1996 Act") competing applications in license renewal proceedings are no longer allowed, there can be no assurance that renewal of the Company's licenses will be granted. Furthermore, approvals are required for the transfer of ownership. Three directors and attributable shareholders of the Company have interests in AM and FM radio stations unrelated to the Company. Under current FCC regulations, these interests are attributed to the Company and may limit the markets in which the Company can acquire stations. The 1996 Act eliminated the limit upon the number of stations that can be under common ownership or control nationally. Local ownership was substantially relaxed according to market size. See "Risk Factors -- Risks Related to Acquisition of Radio Elizabeth."

     ANTI-TAKEOVER PROVISIONS. The Board of Directors, without any action by the Company's shareholders, has the authority to issue the remaining undesignated and unissued authorized shares and to fix the powers, preferences, rights and limitations of such shares or any class or series thereof, without shareholder approval. Persons acquiring such shares could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders. The Company is subject to certain provisions of the Minnesota Business Corporation Act which limit the voting rights of shares acquired in "control share acquisitions" and restrict certain "business combinations." Such provisions, as well as the ability to issue undesignated shares, could have the effect of deterring or delaying a takeover or other change in control of the Company, deny shareholders the receipt of a premium on their Common Stock and depress the market price of the Company's Common Stock.

     RESTRICTIONS ON RESALES BY AFFILIATES. The Securities are freely transferable, except that Securities received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of a business to be acquired by the Company prior to such acquisition may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of the Company after the issuance of the Securities) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of a business to be acquired, or the Company, generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers, directors and principal shareholders of such party. In accordance with Rule 145, an affiliate receiving Securities may not sell such Securities except pursuant to the volume limitation, manner of sale and other requirements specified therein or pursuant to an effective registration statement under the Securities Act.

     The regulations relating to resales by affiliates under Rule 145 generally require that (i) there shall be available adequate current public information with respect to the issuer of the securities; (ii) the amount of securities sold, together with all sales of restricted and other securities of the same class, for the account of such person, within the preceding three months, shall not exceed the greater of (a) one percent of the shares or other units of the class outstanding as shown by the most recent report or statement published by the issuer, or (b) the average weekly reported volume of trading in such securities during the four calendar weeks preceding the transaction; and (iii) the securities shall be sold in "brokers' transactions" or in transactions directly with a "market maker," and the person selling the securities shall not (a) solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transactions, or (b) make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities.

     CONTROL BY PRINCIPAL SHAREHOLDERS. Approximately 24% of the Company's outstanding Common Stock is beneficially owned by the Company's current officers and directors. Accordingly, such persons may be able to significantly influence the Company's business and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

     NO ASSURANCE AS TO LIQUIDITY ON THE NASDAQ NATIONAL MARKET SYSTEM. The Common Stock is currently listed on the Nasdaq National Market System. There can be no assurance that the Common Stock will be actively traded on such market or that, if active trading does develop, it will be sustained.

     ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. The declaration or payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. The declaration or payment by the Company of dividends is also subject to the Company's Credit Agreement with Foothill. Without Foothill's prior written consent, the Company cannot declare or pay any cash dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial information for the Company. The income statement and balance sheet data for the Company included in the selected consolidated financial data for each of the five years in the period ended December 31, 1996 are derived from the audited consolidated financial statements of the Company for such five-year period. The selected financial data for the three-month periods ended March 31, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company for such periods. All financial data derived from unaudited financial statements reflect, in the opinion of the Company's management, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. Results for the three-month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. The data set forth in the table should be read in conjunction with the consolidated financial statements of the Company, and the related notes thereto, incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                                                                        THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31                                 MARCH 31
                               ------------------------------------------------------------------    ------------------------
                                  1992          1993          1994          1995          1996          1996          1997
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)              (IN THOUSANDS, EXCEPT
                                                                                                     SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:

Net Revenue:
 Owned, operated and
   LMA stations(1)             $      734    $    2,263    $    3,799    $    4,047    $    4,061    $      858    $      944
 Network                                7           253           589         1,059         1,594           358           207
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------

 Total net revenue                    741         2,516         4,388         5,106         5,655         1,216         1,151

Operating Expenses:
 Owned, operated and
   LMA stations(1)                  1,309         3,175         5,070         4,955         5,036         1,010         1,339
 Network                              369         1,413         1,541         2,490         3,525           840           932
 Corporate                            195         1,007         1,692         1,521         2,774           442           887
 Depreciation and
   amortization                        77           192           516           937         1,501           242           459
 Amortization and
   write off of
   deferred expense                    --            --            --           103         2,288           290            --
 Total operating
   expenses                         1,950         5,787         8,819        10,006        15,124         2,824         3,617
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------

Loss from operations               (1,209)       (3,271)       (4,431)       (4,900)       (9,469)       (1,608)       (2,466)
Interest expense, net
  of interest income                   47           (24)           88         1,208           399           268           314
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net loss                       $   (1,256)   $   (3,247)   $   (4,519)   $   (6,108)   $   (9,868)   $   (1,876)   $   (2,780)
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net loss per share             $    (1.27)   $    (1.39)   $    (1.69)   $    (2.22)   $    (1.99)   $    (0.51)   $    (0.47)
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------
                               ----------    ----------    ----------    ----------    ----------    ----------    ----------
Weighted average
  number of shares                991,000     2,330,500     2,703,500     2,815,500     5,149,000     3,739,000     5,905,000


BALANCE SHEET DATA:

Working capital (deficit)      $   (1,128)   $    1,366    $   (3,472)   $   (4,421)   $   (5,489)   $   13,807    $   (9,492)
Total assets                        1,110         8,603        10,485        13,327        28,607        28,100        30,563
Total debt and capital
  leases (including
  current portion)                  1,001           225         3,835         5,809         9,669         2,438        13,724
Shareholders' equity
  (deficit)                          (441)        7,540         3,070         3,487        16,587        22,038        14,483

--------------------
(1) Includes stations owned and operated by the Company as well as stations owned by third parties but operated under a LMA.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

     The Company's Articles of Incorporation authorize it to issue up to 50 million shares with a par value of $.02 per share. As of May 14, 1997, 6,031,501 shares of Common Stock were issued and outstanding and 2,659,213 shares of Common Stock were reserved for issuance pursuant to options, restricted stock grants and warrants. The remaining shares are undesignated.

COMMON STOCK

     Except for the non-voting shares, no share of Common Stock is entitled to preference over any other share and each share of Common Stock is equal to any other share in all respects. The holders of Common Stock, other than non-voting shares, are entitled to one vote for each share held of record at each meeting of shareholders. The non-voting shares may become shares with full voting rights at such time as they are transferred by the current holder. In any distribution of assets, whether voluntary or involuntary, holders are entitled to receive pro rata the assets remaining after creditors have been paid in full and after any liquidation preference of any other class of stock has been satisfied. The outstanding Common Stock is and the stock offered by the Company hereby upon payment therefor will be, fully paid and nonassessable.

     The Board of Directors of the Company has the authority to issue the remaining unissued authorized shares and to fix the powers, preferences, rights and limitations of such shares or any class or series thereof, without shareholder approval. Persons acquiring such shares could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders. Shares could also be issued to deter or delay a takeover or other change in control of the Company.

     Holders of Common Stock have no preemptive rights to purchase additional securities which may be offered by the Company. There is no cumulative voting for the election of directors. Accordingly, the owners of a majority of outstanding voting shares may elect all of the directors if they choose to do so. All shares of Common Stock are entitled to participate equally in all dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

NON-VOTING COMMON STOCK

     The Company issued 189,041 shares of non-voting Common Stock in April 1992. All non-voting stock was issued in order to avoid attribution of interests under FCC regulations, and is convertible to voting stock on a share for share basis if such conversion would not result in FCC attribution of interests.

CONVERTIBLE PREFERRED STOCK

     The Company's Articles of Incorporation authorize the Company's Board of Directors, without further shareholder action, to issue shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock.

     Although there is no current intention to do so, the Board of Directors of the Company may, without shareholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

MINNESOTA ANTI-TAKEOVER LAWS

     The Company is governed by the provisions of Section 302A.671 and 302A.673 of the Minnesota Business Corporation Act Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act may deny shareholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Company's Common Stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock of the Company is Norwest Bank Minnesota, National Association, St. Paul, Minnesota.


                         DESCRIPTION OF DEBT SECURITIES

     The terms of the Debt Securities offered by any Prospectus Supplement or Post-Effective Amendment will be described in the Prospectus Supplement or Post-Effective Amendment relating to such Debt Securities. Reference is made to the Prospectus Supplement or Post-Effective Amendment relating to the particular series of Debt Securities offered thereby for a description of the following terms or additional provisions of the Debt Securities: (1) the title of the Debt Securities; (2) whether the Debt Securities are senior Debt Securities or subordinated Debt Securities; (3) any limit on the aggregate principal amount of the Debt Securities; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates per annum at which the Debt Securities will bear interest, if any, and the date from which any such interest will accrue; (7) the interest payment dates on which any such interest on the Debt Securities will be payable; (8) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part; (9) the denominations in which the Debt Securities will be issuable; (10) any index used to determine the amount of payments of the principal of (and premium, if any) and interest on the Debt Securities and the manner in which such amounts shall be determined; (11) the terms pursuant to which the Debt Securities are subject to defeasance; and (12) any other terms of the Debt Securities. The Debt Securities will not be issued pursuant to an indenture between the Company and a trustee. The debt securities will be issued pursuant to an exemption from compliance with the Trust Indenture Act of 1939. Persons acquiring Debt Securities will not, therefore, have the benefits, if any, available to holders of debt securities under the Trust Indenture Act of 1939. Any such Prospectus Supplement or Post-Effective Amendment will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.


                                  LEGAL MATTERS

     The validity of the Securities offered hereby and certain legal matters pertaining to the Company, including matters incorporated herein by reference relating to the regulation of the Company by the FCC and related matters, were passed upon on behalf of the Company by Lance W. Riley, Esq., Secretary and General Counsel to the Company.

                                     EXPERTS

     The consolidated financial statements as of December 31, 1996 of Children's Broadcasting Corporation, incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their reports thereon (which contain an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 2 to the consolidated financial statements). Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 1995 of Children's Broadcasting Corporation, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon (which contain an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 2 to the consolidated financial statements). Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Radio Elizabeth, Inc. for the eleven months ended March 31, 1996 and 1995 and for the years ended April 30, 1993, 1994 and 1995, incorporated by reference in this Prospectus have been audited by Smolin, Lupin & Co., P.A., Certified Public Accountants, independent auditors, as set forth in their report thereon. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Wolpin Broadcasting Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Kleiman, Carney & Greenbaum, Certified Public Accountants, independent auditors, as set forth in their report thereon. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Certain information relating to executive compensation, principal securities holders, certain relationships and related transactions, and other matters concerning the Company is included or incorporated by reference in the Company's Annual Report on Form 10-KSB filed with the Commission and incorporated herein by reference. A copy of the Company's most recent Annual Report on Form 10-KSB and a copy of the Company's most recent Quarterly Report on Form 10-QSB accompany this Prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.


                              _____________________

                                TABLE OF CONTENTS

                              _____________________

                                                                          Page
                                                                          ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    Broadcast Strategy . . . . . . . . . . . . . . . . . . . . . . . . . .  4
    Foothill Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  5
    Purpose of Offering. . . . . . . . . . . . . . . . . . . . . . . . . .  6
    Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Selected Consolidated Financial Data . . . . . . . . . . . . . . . . . . .  13
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . .  14
Description of Debt Securities . . . . . . . . . . . . . . . . . . . . . .  15
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . .  16

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CHILDREN'S BROADCASTING
                                   CORPORATION




                                5,000,000 SHARES
                                  COMMON STOCK

                                   $5,000,000
                                PROMISSORY NOTES









                              ____________________

                                   PROSPECTUS
                              ____________________





                                 May _____, 1997




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant is a Minnesota corporation. Reference is made to Minnesota Statutes Section 302A.521 which provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Article 6.2 of the Company's Amended and Restated Bylaws, as amended, provides that directors, officers, employees and agents, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company, shall be indemnified by the Company for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted under Minnesota Statutes 302A.521.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

*     3.1       Articles of Incorporation, as amended and restated.
**    3.2       By-laws, as amended and restated.
      4         The form or forms of Debt Securities which may be issued by the
                Registrant will be filed as an exhibit to a Current Report of the Registrant on Form 8-K.
***   5         Opinion of Lance W. Riley, Esq.
***   23.1      Consent of Lance W. Riley, Esq. (included in Exhibit 5).
      23.2      Consent of BDO Seidman, LLP.
      23.3      Consent of Ernst & Young LLP.
      23.4      Consent of Smolin, Lupin & Co., P.A., Certified Public
                Accountants.
      23.5      Consent of Kleiman, Carney & Greenbaum, P.C., Certified Public
                Accountants.
***   24        Power of Attorney (included on signature page to Registration
                Statement).
______________________

* Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed on March 31, 1997.
** Incorporated by reference from the Registrant's Registration Statement on Form S-18 (Registration No. 33-44412C).
***   Previously filed.

ITEM 22.  UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

            (iii) To include any additional or changed material information on the plan of distribution.

      (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on May 22, 1997.


                                        CHILDREN'S BROADCASTING CORPORATION


                                        By /s/ Christopher T. Dahl
                                          ------------------------------------
                                             Christopher T. Dahl, President
                                             and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


      Signature                           Title                       Date
      ---------                           -----                       ----

/s/ Christopher T. Dahl            President, Chief Executive      May 22, 1997
------------------------------     Officer and Director
     Christopher T. Dahl           (Principal Executive Officer)


/s/ James G. Gilbertson            Chief Operating Officer and     May 22, 1997
------------------------------     Treasurer (Principal
      James G. Gilbertson          Accounting Officer and
                                   Principal Financial Officer)

              *                    Director
------------------------------
      Richard W. Perkins

              *                    Director
------------------------------
      Rodney P. Burwell

              *                    Director
------------------------------
        Mark A. Cohn


*By:/s/ James G. Gilbertson                                        May 22, 1997
    --------------------------
    James G. Gilbertson
     Attorney-In-Fact

                                  EXHIBIT INDEX

          Number                         Description
          ------                         -----------

*         3.1        Articles of Incorporation, as amended and restated.

**        3.2        By-laws, as amended and restated.

          4 The form or forms of Debt Securities which may be issued by the Registrant will be filed as an exhibit to a Current Report of the Registrant on Form 8-K.

***       5          Opinion of Lance W. Riley, Esq.

***       23.1       Consent of Lance W. Riley, Esq. (included in Exhibit 5).

          23.2       Consent of BDO Seidman, LLP.

          23.3       Consent of Ernst & Young LLP.

          23.4       Consent of Smolin, Lupin & Co., P.A., Certified Public
                     Accountants.

          23.5 Consent of Kleiman, Carney & Greenbaum, P.C., Certified Public Accountants.

***       24         Power of Attorney (included on signature page to
                     Registration Statement).

______________________

* Incorporated by reference from the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1996, filed on March 31, 1997.

** Incorporated by reference from the Registrant's Registration Statement on Form S-18 (Registration No. 33-44412C).

***       Previously filed.